Exhibit A

Fund Administration

Fund List

Name Of Series

Wireless Fund

Bretton Fund

Taylor Frigon Core Growth Fund

Cargile Fund

Tandem Fund

Alpha Fiduciary Quantitative Strategy Fund

Potomac Managed Volatility Fund

Potomac Tactical Rotation Fund

Potomac Tactical Opportunities Fund

Potomac Defensive Bull Fund

Potomac Tactically Passive Fund